Exhibit 99

Two Bethesda Metro Center	Phone 301 • 986 • 0701
Suite 1200	Fax 301 • 986 • 0702
Bethesda, MD 20814
Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Thomas C. Hofmeister	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS AN INCREASE OF 30.4% IN EARNINGS PER
SHARE, TO $0.30, FOR THE THIRD QUARTER 2009 AND RAISES ITS 2009 GUIDANCE

BETHESDA, MARYLAND, October  26, 2009 — Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $192.3 million for the quarter ended September 30, 2009, an increase of $13.6 million, or 7.6%, from $178.7 million in the prior year.  Earnings per share for the third quarter of 2009 were $0.30 per diluted share compared to $0.23 per diluted share for the same period in 2008.

The $13.6 million, or 7.6%, sales increase for the quarter ended September 30, 2009 was primarily the result of a $6.7 million, or 4.3%, increase in same-center sales in our patient care centers, a $2.1 million, or 10.0%, increase in sales of the Company’s distribution segment and a $4.8 million increase principally related to sales from acquired entities. The combination of increased sales and effective expense management resulted in income from operations increasing $3.5 million, or 17.4%, to $23.8 million for the third quarter of 2009, compared to last year.

Net income increased $2.3 million, or 31.4%, to $9.6 million in the third quarter of 2009 from $7.3 million last year.  In addition to improved income from operations, net income benefited from lower variable interest cost in the third quarter of 2009.

Net sales for the nine months ended September 30, 2009 increased by $37.4 million, or 7.2%, to $555.0 million from $517.6 million last year.  The sales increase was principally the result of a $19.2 million, or 4.3%, increase in same-center sales in our patient care centers, a $5.0 million, or 8.1%, increase in sales of the Company’s distribution segment and a $13.2 million increase principally related to sales from acquired entities.

As was the case for the quarter, the growth in sales and expense management helped increase income from operations by $7.2 million, or 12.9%, to $63.0 million for the nine months ended September 30, 2009 compared to the same period last year.   Operating income as a percentage of sales increased to 11.4% for the nine months ended September 30, 2009 compared to 10.8% in the same period of 2008.

Net income applicable to common stock for the nine months ended September 30, 2009 increased by 27.9% to $24.2 million, or $0.76 per diluted share, compared to pro forma net income applicable to common stock of $18.9 million, or $0.60 per diluted share, in the prior year.  In addition to improved income from operations, net income benefited from lower variable interest costs during 2009. The pro forma results for the nine months ended September 30, 2008 assume that the one-time, in-kind preferred stock dividend described below occurred and the preferred stock was converted to common stock at the beginning of the period.  Net income applicable to common stock for the nine months ended September 30, 2008 on a GAAP basis was $13.2 million, or $0.52 per diluted share.

Cash from operations for the three months ended September 30, 2009 was $25.4 million, a $3.1 million, or 13.9% increase, compared to 2008. The improvement was primarily the result of improved operating results and a $0.8 million decrease in working capital. Days sales outstanding were reduced by 3 days to a record low of 47 days as of September 30, 2009 from 50 days as of September 30, 2008.

As of September 30, 2009, $76.1 million, or 18.6%, of the Company’s total debt of $409.7 million was subject to variable interest rates.  The Company had total liquidity of $131.2 million, comprised of $78.4 million of cash and $52.8 million available under its revolving credit facility at September 30, 2009.  On October 23, 2009, Barclays Bank replaced $10.0 million of the $17.8 million defaulted Lehman commitment under the revolving credit facility, which increases the current amount available under the credit facility to $62.8 million.  The Company believes that it has sufficient liquidity to conduct its normal operations and fund its acquisition plans in 2009.

The Company is reaffirming its full year 2009 sales guidance of $750 to $760 million and increasing its 2009 diluted EPS guidance of $1.02 to $1.04 to $1.05 to $1.07.

“We are very pleased with our third quarter results, as they exceeded our expectations, represented solid operational execution and generated strong cash flow,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “Patient care centers revenues grew at 6.6%

and our efforts on expense management continue to be reflected in our results. Since the third quarter of last year, we have improved operating margins for the quarter by 100 basis points to 12.4%.   We are also extremely pleased with the added commitment to our revolver and liquidity, because it reflects the confidence our lenders have in our consistent execution.  I am proud of our teams’ efforts in this economic environment and we are actively monitoring the proposed health care reforms and how they could impact our future prospects.”

In June 2008, the Company’s common stock performance triggered an acceleration of preferred stock dividends as a result of the Company’s average closing price of its common stock price exceeding the Company’s forced conversion price of the Series A Convertible Preferred Stock by 200% for a 20-trading day period.  This event accelerated the payment of these dividends due from the time of the event through May 26, 2011.  The accelerated dividends were paid in the form of increased stated value of preferred stock, in lieu of cash.  As a result, the Company recorded an in-kind dividend on its preferred stock of $5.3 million in the quarter ended June 30, 2008, which represented 0.7 million additional common shares on an as-converted basis.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 669 patient care centers in 45 states and the District of Columbia, with over 3,700 employees including 1,095 practitioners (as of September 30, 2009).  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income Statement:
Net sales	$192,296	$178,742	$554,966	$517,582
Cost of goods sold - materials	58,887	53,411	168,784	155,409
Personnel costs	66,976	63,712	196,783	185,595
Other operating expenses	38,669	37,047	114,085	107,950
Depreciation and amortization	4,002	4,334	12,265	12,805
Income from operations	23,762	20,238	63,049	55,823
Interest expense	7,692	8,005	22,894	24,308
Unrealized gain from interest rate swap	—	—	167	—
Income before taxes	16,070	12,233	40,322	31,515
Provision for income taxes	6,428	4,893	16,129	12,606
Net income	9,642	7,340	24,193	18,909
Less preferred stock dividend - Series A Convertible Preferred Stock	—	—	—	5,670
Net income applicable to common stock	$9,642	$7,340	$24,193	$13,239

Basic Per Common Share Data:
Net income	$0.31	$0.27	$0.77	$0.54
Shares used to compute basic per common share amounts	31,578,889	27,004,581	31,263,458	24,300,945

Diluted Per Common Share Data:
Net income	$0.30	$0.23	$0.76	$0.52
Shares used to compute diluted per common share amounts	32,214,321	31,990,924	31,938,613	25,399,721

Nine Months Ended
September 30, 2008
Pro-forma:
Net income applicable to common stock	13,239
Preferred stock dividend - Series A Convertible Preferred Stock	5,670
Pro-forma net income applicable to common stock	$18,909

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.60

Shares used to compute diluted per common share amounts	25,399,721
Effects of conversion of convertible preferred stock (1)	6,090,608
Shares used to compute diluted per common share amounts, Pro-forma basis	31,490,329

(1) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008.  The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	30.6%	29.9%	30.4%	30.0%
Personnel costs	34.8%	35.6%	35.4%	35.9%
Other operating expenses	20.1%	20.7%	20.6%	20.8%
Depreciation and amortization	2.1%	2.4%	2.2%	2.5%
Income from operations	12.4%	11.4%	11.4%	10.8%
Interest expense	4.0%	4.5%	4.1%	4.7%
Unrealized gain from interest rate swap	0.0%	0.0%	0.0%	0.0%
Income before taxes	8.4%	6.9%	7.3%	6.1%
Provision for income taxes	3.3%	2.8%	2.9%	2.4%
Net income	5.1%	4.1%	4.4%	3.7%

Hanger Orthopedic Group, Inc.

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Cash Flow Data:	2009	2008	2009	2008

Cash flow from operations	$25,388	$22,285	$46,149	$34,855
Capital expenditures	$6,577	$4,172	$12,675	$12,012
Increase (decrease) in cash	$2,005	$29,571	$19,969	$26,587

Balance Sheet Data:	Sept. 30, 2009	Dec. 31, 2008

Cash and cash equivalents	$78,382	$58,413
Days Sales Outstanding (DSO’s)	47	51
Working Capital	$219,025	$200,248
Total Debt	$409,714	$422,324
Shareholders’ Equity	$301,264	$266,866

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Percentage of net sales from:
Patient-care services	87.9%	88.0%	87.9%	87.8%
Distribution	12.0%	11.7%	11.9%	11.8%

Payor mix:
Commercial and other	59.5%	59.4%	59.0%	60.0%
Medicare	29.1%	28.8%	29.5%	28.4%
Medicaid	6.1%	6.3%	6.2%	6.2%
VA	5.3%	5.5%	5.3%	5.4%

	Nine Months Ended
	September 30,
Statistical Data:	2009	2008

Patient-care centers	669	668
Number of practitioners	1,095	1,080
Number of states (including D.C.)	46	46